UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 20, 2020 (October 19, 2020)

TREND INNOVATIONS HOLDING INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	7370 (Primary Standard Industrial Classification Code Number)	38-4053064 (I.R.S. Employer Identification Number)

44A Gedimino avenue

Vilnius, 01110, Lithuania

T: +15404950016

Direct: +370.6263.5884

(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ( )	Large accelerated filer ( )	Non-accelerated filer ( )	Smaller reporting company (X)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 19, 2020, Natalija Tunevic, being the sole member of the Board of Directors, decided to appoint Mr. Mikhail Bukshpan to positions of a Director and Chief Operations Officer of Trend Innovations Holding Inc. Ms.

Natalija Tunevic also decided to resign from the position of the Treasurer of the Company and appoint Mr. Bukshpan the Treasurer of Trend Innovations Holding Inc.

Mr. Bukshpan has extensive experience and portfolio in the field of information technologies. Since 2001, he has worked on developing the server health statistics evidencematters.com. This project under guidance of Mr. Bukshpan won the 2002 Montreal City Hall contest as "The most promising online project of the year". Since 2012, Mr. Bukshpan has been the owner of Misha Solutions, a company providing assistance in the field of social media and Internet Marketing for growing businesses. Since January 2014, Mr. Bukshpan has worked on and held positions of President, Secretary and Director of Toucan Interactive Corp., a Costa Rica-based Nevada corporation providing a consumer finance service that enables users to compare credit card, mortgage and other interest rates from multiple major banks and financial institutions throughout North America in one website. Toucan Interactive Corp. was a publicly trading entity. The Company's www.needforcredit.com site provides consumers with information on the banking industry. Mr. Bukshpan resigned from his positions in April 2016 in order to pursue other directions in the IT industry. Since July 2016, Mr. Bukshpan has been working as a Content Manager Specialist at iGotOffer. Mr. Bukshpan has assisted in creating and maintaining the Company’s web appearance which ultimately led to an increase in the number of clients.  In August 2019, Mr. Bukshpan incorporated Itnia Co. LLC, a Wyoming limited liability company, in order to operate in the field of creating databases. The first project Mr. Bukshpan has worked on in this entity was developing a database containing over a 100,000 different news sources from all around the globe. The Board of Directors expects Mr. Bukshpan’s expertise in the IT field to increase the overall performance of Trend Innovations Holding in its new direction.

There are no family relationships between our new officer and our sole director. There have been no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant, exceeding $120,000 and in which our new officer had or will have a direct or indirect material interest. There is no material plan, contract or arrangement (whether or not written) to which our new officer is a party or in which he participates that is entered into or a material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event. The officer serves in such executive positions at the discretion of the Board of Directors. The Company and its new officer have verbally agreed that no compensation will be due or owning to the new officer until such time as the parties reach a written compensation agreement, if any.

 Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 19, 2020, immediately prior to the appointment of Mr. Bukshpan, Natalija Tunevic, being the sole member of the Board of Directors, decided to amend and update the Bylaws of Trend Innovations Holding Inc. The number of the acting members of the Board was extended to 2 (two) directors instead of 1 (one) and the position of Chief Operating Officer was introduced. The Chief Operating Officer shall perform his/her duties according the Bylaws of the Company and in compliance with the instructions and counsel of the Company’s President.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 20, 2020	TREND INNOVATIONS HOLDING INC.

	By:	/s/	Natalija Tunevic
		Name:	Natalija Tunevic
		Title:	President, Secretary and Director
(Principal Executive Officer)